Exhibit 99.1

COACHMEN INDUSTRIES, INC.

2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515 o 574/262-0123 o Fax 574/262-8823

NEWS RELEASE

For immediate release, Thursday, May 6, 2004

COACHMEN INDUSTRIES, INC. DECLARES REGULAR
QUARTERLY DIVIDEND

Elkhart, Ind. — Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has declared a $0.06 per share regular quarterly dividend. The dividend will be distributed on June 10, 2004 to shareholders of record as of May 20, 2004. This is the 87th consecutive quarter that Coachmen Industries has paid dividends. The $0.06 rate is unchanged from the last quarter. Coachmen Industries has approximately 15.6 million shares of common stock outstanding.

Coachmen Industries, Inc., now celebrating its 40th anniversary, is one of America’s leading manufacturers of recreational vehicles with well-known brand names including COACHMEN®, GEORGIE BOY®, SHASTA®, SPORTSCOACH® and VIKING®. Coachmen Industries is also one of the nation’s largest producers of both systems-built homes and commercial structures with its ALL AMERICAN HOMES®, MOD-U-KRAF®, ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC is a subsidiary that produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

For more information:
    Joseph P. Tomczak
    Executive Vice President and
    Chief Financial Officer
    574-262-0123

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